Exhibit 14(b)
CONSENT OF INDEPENDENT AUDITORS
     We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-153085 on Form N-6 of our report dated March 24, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to changes in the method of accounting and reporting for deferred acquisition costs in connection with modifications or exchanges of insurance contracts), relating to the financial statements of Pacific Life & Annuity Company appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Experts” also in such Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
November 5, 2008